T.Rowe Price Active Crypto ETF S-1A

Exhibit 1.1

UNDERWRITING AGREEMENT

BETWEEN

T. ROWE PRICE ACTIVE CRYPTO ETF

AND

T. ROWE PRICE INVESTMENT SERVICES, INC.

THIS UNDERWRITING AGREEMENT, made as of the 13th day of April, 2026, by and between T. ROWE PRICE ACTIVE CRYPTO ETF a Delaware statutory trust organized and existing under the laws of the State of Delaware (hereinafter called the “Trust”), and T. ROWE PRICE INVESTMENT SERVICES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Distributor”).

WITNESSETH:

WHEREAS, the Trust is an actively-managed exchange-traded product which invests in various crypto assets in accordance with the direction of its sponsor T. Rowe Price Sponsor LLC (the “Sponsor”); and

WHEREAS, the Trust issues shares representing units of fractional undivided beneficial interests (all such shares being referred to herein as “Shares”); and

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (“SEA-34”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Trust desires the Distributor to act as the distributor in the public offering of its shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.       Delivery of Trust Documents. The Trust has furnished Distributor with copies, properly certified or authenticated, of its formation and governing documents. The Trust shall furnish the Distributor from time to time with copies, properly certified or authenticated, of all the amendments of, or supplements to, the foregoing, if any.

The Trust shall furnish Distributor promptly with properly certified or authenticated copies of any registration statements filed by it with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“SA-33”) together with any financial statements and exhibits included therein, and all amendments or supplements thereto hereafter filed.

2.       Sale of Shares. Subject to the provisions of this Section and Sections 3 and 5 hereof, and to such minimum purchase requirements as may from time to time be currently indicated in the Trust’s most current effective registration statement as it may be supplemented or amended from time to time and filed with the SEC (“Registration Statement or Prospectus”), the Distributor is authorized to sell, as agent for the Trust, Shares authorized for issuance and registered under SA-33. The Distributor shall have the right to enter into “Authorized Participant Agreements” between and among financial institutions that are broker-dealers, or exempt from being required to register as a broker-dealer with the SEC, (“Authorized Participants”), the Distributor, the Trust’s transfer agent (“Transfer Agent”), and any other Trust service provider(s) deemed necessary for inclusion on the Authorized Participant Agreement, for the purchase of Creation Units (as defined below) of Shares in accordance with the Registration Statement. The Distributor agrees to use commercially reasonable efforts to act as agent of the Trust with respect to the continuous distribution of Creation Units of Shares as set forth in the Registration Statement.

The sales price to the public of such Shares shall be the public offering price as defined in Section 4 hereof. Such Shares shall be sold and redeemed by the Trust only in aggregations of Shares ("Creation Units") identified in the then current Registration Statement (and any amendment or supplement thereto) relating to the Trust, except, for example, in connection with the Trust’s liquidation, Share split or reverse split, the conversion of shares of another entity into Shares of the Trust, and certain reinvestments of distributions paid by the Trust in Shares ("Distributed Shares").

The Distributor, and its affiliates such as T. Rowe Price Associates, Inc. (the “Administrator”), shall have the right to enter into selected agreements with financial institutions of its choice in order to facilitate the sale and servicing of Shares. Within the United States, the Distributor shall enter into such arrangements only with financial institutions which are members in good standing of FINRA or are institutions exempt from registration under applicable federal securities laws.

The rights granted to the Distributor shall be the exclusive right to sell and distribute Shares of the Trust. The Trust reserves the right to issue Shares in connection with (a) the merger, reorganization, or consolidation of any other corporation, trust, or personal holding company with the Trust; (b) the Trust’s acquisition by the purchase or otherwise, of all or substantially all of the assets of a corporation, trust, or personal holding company; (c) transactions between the Trust and its shareholders only; (d) transactions with entities in accordance with any rule, regulation, or order of the SEC. Any right granted to Distributor to accept orders for Shares, or to make sales on behalf of the Trust, will not apply to Shares issued in connection with the merger or consolidation of any other entity with the Trust or its acquisition by purchase or otherwise, of all or substantially all of the assets of any corporation, trust or personal holding company, or substantially all of the outstanding shares or interests of any such entity, and such right shall not apply to Shares that may be offered by the Trust to shareholders by virtue of their being shareholders of a Fund.

The Distributor shall have the right to enter into agreements with one or more entities that control or are controlled by, or are under common control with, the Distributor (“Foreign Affiliates”) to enable those Foreign Affiliates to sell Shares to investors and financial intermediaries outside the United States (the “OUS Activities”), subject to the rules, regulations, and legal requirements applicable to the country in which the investor or financial intermediary is located. Any Foreign Affiliates authorized to engage in OUS Activities with respect to the Shares shall not be considered a third-party beneficiary of this Agreement. Without limiting the generality of the foregoing, the Distributor shall require any such Foreign Affiliate to comply with any limitations on the Distributor set out in this Agreement, except to the extent such limitations relate solely to compliance with U.S. laws, rules, regulations and legal requirements applicable to the conduct of the Distributor with respect to the offer and sale of Shares within the United States.

3.       Shares Covered by this Agreement. This Agreement relates to the issuance and sale of Shares that are duly authorized, registered, and available for sale by the Trust to Authorized Participants, generally only in aggregations constituting a Creation Unit, if and to the extent that they may be legally sold and if, but only if, the Trust authorizes the Distributor to sell them.

4.       Public Offering Price. All Shares sold by the Distributor pursuant to this Agreement shall be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per share (“NAV”), as determined by the Administrator, in the manner provided in the Trust’s registration statement then in effect. The Distributor, in consultation with the Sponsor and various other service providers to the Trust, will process orders submitted by Authorized Participants for the sale of Shares at the public offering price exclusive of any commission charged by such broker to his customer. For avoidance of doubt, Shares shall be sold only in Creation Units with the exceptions noted in Section 2. A Creation Unit of the Trust shall be offered for sale at a price equivalent to: (i) NAV, multiplied by the number of Shares per Creation Unit; (ii) portfolio holdings in specified amounts together with a specified cash component, as posted each business day by the Trust (a “Deposit Basket”); or (iii) such other specified amounts of cash and portfolio holdings as may be agreed upon by the Trust and an Authorized Participant from time to time; in each case of (i) through (iii) in accordance with all rules and regulations applicable to the Trust, including, without limitation, the Registration Statement.

5.       Suspension of Sales. If and whenever the determination of NAV is suspended and until such suspension is terminated, no further orders for Shares shall be accepted by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to accept orders for Shares if, in the judgment of the Trust or its Sponsor, it is in the best interests of the Trust to do so, such suspension to continue for such period as may be determined by the Trust upon notice to the Distributor; and in that event, no orders to purchase Shares shall be processed or accepted by the Distributor on behalf of the Trust while such suspension remains in effect except for Shares necessary to cover unconditional orders accepted by Distributor before it had knowledge of the suspension, unless otherwise directed by Trust or its Sponsor.

6.       Solicitation of Orders. In consideration of the rights granted to the Distributor under this Agreement, Distributor will use its best efforts (but only in states in which Distributor may lawfully do so) to obtain from Authorized Participants unconditional orders for Shares authorized for issuance by the Trust and registered under SA-33, provided that Distributor may in its discretion reject any order to purchase Shares. This does not obligate the Distributor to register or maintain its registration as a broker or dealer under the state securities laws of any jurisdiction if, in the discretion of the Distributor, such registration is not practical or feasible. The Trust shall make available to the Distributor, at the expense of the Sponsor, such number of copies of the Trust’s Registration Statement as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements, and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares. With respect to all OUS Activities, the Distributor shall require the applicable Foreign Affiliate to comply with all country-specific laws, regulations, and licensing and registration requirements.

7.       Authorized Representations. The Trust is not authorized by the Distributor to give, on behalf of the Distributor, any information or to make any representations other than the information and representations contained in a Registration Statement filed with the SEC under SA-33.

Neither Distributor nor any selected dealer nor any other person, including a Foreign Affiliate, if applicable, is authorized by the Trust to give any information or to make any representations in connection with the sale of Shares other than the information and representations contained in a Registration Statement filed, or contained in shareholder reports or other material that may be prepared by the Trust, its Sponsor, or the Administrator. This shall not be construed to prevent the Distributor from preparing and distributing tombstone ads and Sales Literature (as defined below) or other material as it may deem appropriate. No person other than Distributor is authorized to act as distributor for the Trust.

8.       Registration and Sale of Additional Shares. The Trust will, from time to time, use its best efforts to register under SA-33, such Shares of the Trust as Distributor may reasonably be expected to sell on behalf of the Trust. The Trust will, in cooperation with the Distributor, take such action as may be necessary from time to time to qualify such Shares (so registered or otherwise qualified for sale under SA-33), in any state mutually agreeable to the Distributor and the Trust, and to maintain such qualification. The Distributor does not agree to sell any specific number of Shares. Shares will be sold to the Distributor, as agent for the Trust, only against orders therefor. The Distributor will not purchase Shares from anyone other than the Trust except that it will purchase Creation Units of Shares from Authorized Participants as agent for the Trust upon the tender of one or more Creation Units for redemption. With respect to all OUS Activities, the Distributor shall require the applicable Foreign Affiliate to comply with all country-specific laws, regulations, and licensing and registration requirements.

9.       Manner of Offering. The Distributor agrees to furnish to the Trust, upon request, sufficient copies of any “Sales Literature” (such as advertisements, brochures, free writing prospectuses, and shareholder communications) it intends to use in connection with any sales of Shares. The Distributor agrees that, to the extent required by applicable law, rule or regulation, it will: (i) file all Sales Literature with the proper authorities before they are put in use; and (ii) not to use such Sales Literature until so filed and cleared, if required.

The Distributor shall, directly or indirectly through the Transfer Agent, receive and process orders for purchases and redemptions of Creation Units of the Trust from participants in the Depository Trust Corporation (“DTC” and such participants, “DTC Participants”) or participants in the Continuous Net Settlement System of the National Securities Clearing Corporation that have executed an Authorized Participant Agreement with Authorized Participants and the Distributor and the Transfer Agent of the Trust (“Clearing Process”). The Distributor shall work with the Transfer Agent to review and accept or reject orders placed by Authorized Participants and transmitted to or by the Distributor by or to the Transfer Agent, in accordance with the Registration Statement.

The Distributor shall provide to, or cause to be provided to, the Trust’s listing exchange, copies of Registration Statement to be provided to purchasers in the secondary market. The Distributor will generally make it known in the brokerage community that Prospectuses are available, including by (i) advising the listing exchanges on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the SEC.

The Trust agrees to issue Creation Units of Shares and Distributed Shares, as the case may be, and to request DTC to record on its books the ownership of the Shares constituting such Creation Units in accordance with the book-entry system procedures described in the Prospectus relating to the Trust in such amounts as the Distributor has requested through the Transfer Agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite Deposit Basket holdings and cash component (together with any fees) and acceptance of such order, upon the terms described in the Prospectus. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Registration Statement.

10.       Fees and Expenses. The Fund’s Sponsor shall pay all fees and expenses:

a.       in connection with the preparation, setting in type and filing of any registration under SA-33, and any amendments or supplements that may be made from time to time;

b.       in connection with the registration and qualification of Shares for sale in the various states in which the Trust shall determine it advisable to qualify such Shares for Sale (including registering the Trust as a broker or dealer or any officer of the Trust or other person as agent or salesman of the Trust in any state);

c.       of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Trust in their capacity as such;

d.       of preparing, setting in type, printing and mailing Registration Statements annually to existing shareholders;

e.       in connection with the issue and transfer of Shares resulting from the acceptance by Distributor of orders to purchase Shares placed with the Distributor by investors, including the expenses of confirming such purchase orders;

f.       of printing and distributing any Registration Statement or reports prepared for its use in connection with the distribution of Shares to the public;

g.       of preparing, setting in type, printing and mailing any other Sales Literature used by the Distributor in connection with the distribution of the Shares to the public;

h.       of advertising in connection with the distribution of such Shares to the public;

i.       incurred in connection with its registration as a broker or dealer or the registration or qualification of its officers, directors, or representatives under federal and state laws; and

j.       incurred in connection with the sale and offering for sale of Shares which have not been herein specifically allocated to the Trust.

Notwithstanding the above, the Trust shall be responsible for interest, taxes, brokerage commissions and other charges incident to the purchase, sale or lending of portfolio holdings, directors’ fees and expenses (including counsel fees and expenses) and such non-recurring or extraordinary expenses that may arise, including the costs of actions, suits or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its obligation to provide indemnification to the Distributor.

No compensation shall be due or payable by the Trust to the Distributor pursuant to this Agreement.

11.       Conformity With Law. Distributor agrees that in selling Shares it shall duly conform in all respects with the laws of the United States and any state in which such Shares may be offered for sale by Distributor pursuant to this Agreement and to the rules and regulations of FINRA. The Distributor shall require the applicable Foreign Affiliate to agree that all OUS Activities shall duly conform in all respects with the laws of the applicable country in which sales of such Shares are accepted.

12.       Independent Contractor. Distributor shall be an independent contractor and neither Distributor, nor any of its officers, directors, employees, or representatives is or shall be an employee of the Trust in the performance of Distributor’s duties hereunder. Distributor shall be responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents (including any Foreign Affiliates, if applicable) or employees or to others through its agents or employees. Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employee taxes thereunder.

13.        Representations by Trust. In connection with the creation and redemption of the Creation Units of Shares, the Trust represents and warrants that: (i) the Registration Statement is effective, no stop order of the SEC with respect thereto has been issued, no proceedings for such purpose have been instituted or, to its knowledge, are being contemplated; (ii) the Registration Statement conforms in all material respects to the requirements of all applicable laws, and the rules and regulations of the SEC thereunder and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) the Shares, when issued and delivered against payment of consideration thereof will be duly and validly authorized, issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights; (iv) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issuance and sale of the Shares, except the registration of the Shares under the 1933 Act; and (v) Shares will be approved for listing on a listing exchange at all times this Agreement remains in effect.

14.       Indemnification. Distributor, on its own behalf and on behalf of any Foreign Affiliate entering into an agreement to perform OUS Activities, agrees to indemnify and hold harmless the Trust, as appropriate, and each of the Trust’s officers, employees, representatives and each person, if any, who controls the Trust within the meaning of Section 15 of SA-33 against any and all losses, liabilities, damages, claims, or expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claim, or expense and reasonable legal counsel fees incurred in connection therewith) to which the Trust or the Trust’s, officers, employees, representatives, or controlling person may become subject under SA-33, under any other statute, at common law, or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by Distributor or any of Distributor’s directors, officers, employees, or representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, shareholder report, or other information covering Shares filed or made public by the Trust, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to the Trust by Distributor. In no case (i) is Distributor’s indemnity in favor of the Trust, or any person indemnified to be deemed to protect the Trust, or such indemnified person against any liability to which the Trust, or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement or (ii) is Distributor to be liable under its indemnity agreement contained in this Section with respect to any claim made against the Trust, or any person indemnified unless the Trust, as appropriate, or such person, as the case may be, shall have notified Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust, or upon such person (or after the Trust or such person shall have received notice of such service on any designated agent). However, failure to notify Distributor of any such claim shall not relieve Distributor from any liability which Distributor may have to the Trust or any person against whom such action is brought otherwise than on account of Distributor’s indemnity agreement contained in this Section.

Distributor shall be entitled to participate, at its own expense, in the defense, or, if Distributor so elects, to assume the defense of any suit brought to enforce any such claim, but, if Distributor elects to assume the defense, such defense shall be conducted by legal counsel chosen by Distributor and satisfactory to the Trust to its directors, officers, employees, or representatives, or to any controlling person or persons, defendant or defendants, in the suit. In the event that Distributor elects to assume the defense of any such suit and retain such legal counsel, the Trust, its directors, officers, employees, representatives, or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional legal counsel retained by them. If Distributor does not elect to assume the defense of any such suit, Distributor will reimburse the Trust, such directors, officers, employees, representatives, or controlling person or persons, defendant or defendants in such suit for the reasonable fees and expenses of any legal counsel retained by them. Distributor agrees to promptly notify the Trust of the commencement of any litigation or proceedings against it or any of its directors, officers, employees, or representatives in connection with the issue or sale of any Shares.

The Trust agrees to indemnify and hold harmless Distributor and each of its directors, officers, employees, representatives, and each person, if any, who controls Distributor within the meaning of Section 15 of SA-33 against any and all losses, liabilities, damages, claims, or expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claim, or expense and reasonable legal counsel fees incurred in connection therewith) to which Distributor or such of its directors, officers, employees, representatives, or controlling person may become subject under SA-33, under any other statute, at common law, or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by the Trust or any of the Trust’s directors, officers, employees or representatives, (ii) arises from or is caused by Trust’s breach of any representation or warranty made by it to the Distributor, (iii) is the result of a claim brought by an authorized participant provided that the Distributor has not acted with willful misfeasance, bad faith, or gross negligence with respect to its duties hereunder or in the authorized participant agreement, or (iv) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, shareholder report, or other information covering Shares filed or made public by the Trust or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to Distributor by the Trust. In no case (i) is the Trust’s indemnity in favor of the Distributor, or any person indemnified to be deemed to protect the Distributor or such indemnified person against any liability to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in this Section with respect to any claim made against Distributor, or person indemnified unless Distributor, or such person, as the case may be, shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon Distributor or upon such person (or after Distributor or such person shall have received notice of such service on any designated agent). However, failure to notify the Trust of any such claim shall not relieve the Trust from any liability which the Trust may have to Distributor or any person against whom such action is brought otherwise than on account of the Trust’s indemnity agreement contained in this Section.

The Trust shall be entitled to participate, at its own expense, in the defense, or, if the Trust so elects, to assume the defense of any suit brought to enforce any such claim, but, if the Trust elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Trust and satisfactory to Distributor, to its directors, officers, employees, or representatives, or to any controlling person or persons, defendant or defendants, in the suit. In the event that the Trust elects to assume the defense of any such suit and retain such legal counsel, Distributor, its directors, officers, employees, representatives, or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional legal counsel retained by them. If the Trust does not elect to assume the defense of any such suit, the Trust will reimburse Distributor, such directors, officers, employees, representatives, or controlling person or persons, defendant or defendants in such suit for the reasonable fees and expenses of any legal counsel retained by them. The Trust agrees to promptly notify Distributor of the commencement of any litigation or proceedings against it or any of its directors, officers, employees, or representatives in connection with the issue or sale of any Shares.

15.       Limitation on Liability of Trust. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the directors, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the directors and shareholder of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such directors and shareholder nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

16.       Duration and Termination of this Agreement. This Agreement shall become effective upon its execution (the “Effective Date”) until terminated by either party upon sixty (60) days’ written notice to the other party.

17.       Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. If the Trust should at any time deem it necessary or advisable in the best interests of the Trust that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the SEC or other governmental authority or to obtain any advantage under state or federal tax laws and notifies Distributor of the form of such amendment, and the reasons therefor, and if Distributor should decline to assent to such amendment, the Trust may terminate this Agreement forthwith. If Distributor should at any time request that a change be made in the Trust’s formation documents, or in its methods of doing business, in order to comply with any requirements of federal law or regulations of the SEC, or of a national securities association of which Distributor is or may be a member relating to the sale of Shares, and the Trust does not make such necessary change within a reasonable time, Distributor may terminate this Agreement forthwith.

18.       Miscellaneous. It is understood and expressly stipulated that neither the Trust’s shareholders, nor the officers of Trust or its Sponsor shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.       Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, 1307 Point Street Baltimore, MD 21231, and if to the Distributor, at 1307 Point Street Baltimore, MD 21231.

[SIGNATURE PAGE FOLLOWS]

Attest:	T. ROWE PRICE SPONSOR LLC on behalf of T. ROWE PRICE ACTIVE CRYPTO ETF
/s/Cheryl L. Emory Cheryl L. Emory, Assistant Secretary	/s/Francine Rosenberger Francine Rosenberger, Vice President and Secretary

Attest:	T. ROWE PRICE INVESTMENT SERVICES, INC.
/s/Kathryn L. Reilly Kathryn L. Reilly, Assistant Secretary	/s/William Presley William Presley, Vice President